1. Contract Specifications

Contract Owner:	[William Penn]	Contract Number:	[9999999]
[Joint Contract Owner:]	[Elisabeth Penn]
Contract Date:	[September 1, 2011]	Annuity Date:	[September 1, 2061]
Annuitant:	[William Penn]	Age of Annuitant:	[45]
[Joint (Contingent) Annuitant:]	[Elisabeth Penn]	[Age of Joint (Contingent) Annuitant:]	[45]

Market Type:	[Non-Qualified Annuity]
Separate Account:	PML Variable Annuity Account III

Issue Age Requirements:

Issue age requirements without the presence of any Riders are as follows (based on age nearest birthday):

Minimum Issue Age:	[0]
Maximum Issue Age:	[85]

Issue Age applies to all Owners and Annuitants at time of designation.

Schedule of Purchase Payments:

Initial Purchase Payment of [$2,000.00] was allocated to the Contract on [September 1, 2011] as follows:

Variable Account:	[100%]
Fixed Account:	[0%]

Subsequent Purchase Payments may be made subject to the provisions of the Contract.

Minimum Purchase Payment
Payment Type	Minimum Purchase Payment
Minimum Initial Purchase Payment[*]:	[$1,000]
Minimum Subsequent Purchase Payment[**]:	[$250]

Maximum Purchase Payment Limit:	[$2,000,000]

Schedule of Optional Benefits:

Endorsements:

[Traditional IRA Endorsement]

Fixed Interest Options:

Interest Period Renewal Window:	[25 days]
Default Interest Period Expiration Election:	[renew the Fixed Interest Option that has expired at the new rate declared for the Interest Period at that time]

ICC16-CS.I-FB	Page 3.1

1. Contract Specification (continued)

Schedule of Periodic Charges:

Annual Contract Administration Charge*	Lesser of $40 or 2% of the Variable Account Value
Asset Based Contract Administration Charge**	[0.15%]
Mortality & Expense Risk Charge**	[0.25%]

Annual Charges Deduction Date:	[August 31]

*The Contract Administration Charge applies each year there is variable account value which is less than [$50,000].

**The Mortality & Expense Risk Charge as well as the Asset Based Contract Administration Charge are made daily against the assets of the Separate Account.

Schedule of Transaction Charges:

Surrender Charge

Number of Years since Purchase Payment	Surrender Charge (% of Purchase Payment)
0	3.0%
1	2.0%
2	1.0%
3	0.0%

Annual Free Withdrawal Percentage	[10%] of Total Purchase Payments

Annual Free Withdrawal Amount becomes available [on the last day of the [1st] Contract Year].

Refer to Withdrawal section of the Contract for further information on the Surrender Charge.

Premature Withdrawal Charge

Premature Withdrawal Rate used to calculate the Premature Withdrawal Charge equals [one-fourth] of the most recent effective annual interest rate then applicable to the Fixed Interest Option Account from which the Premature Withdrawal Amount is withdrawn.

Transfer Fee:	[$0]
Transfer Fee will not exceed $20.

Additional Status Report Fee:	[$25]
Additional Status Report Fee will not exceed $50.

Withdrawals:

Minimum Systematic Withdrawal Amount	[$50]
Minimum Remaining Balance	[$2,000]
Minimum one-time withdrawal amount	[$500]

Maximum payout under Medically Related or Disability Related Withdrawal	[$500,000]
(Eligible after one year from the Contract Date)

ICC16-CS.I-FB	Page 3.2

1. Contract Specifications (continued)

Partial Annuitization*:

*Partial Annuitization is only available on Non-Qualified Contracts.

Partial Annuitization is available after [Three] contract years.

Maximum number of Partial Annuitizations permitted during	[Three]
the life of the Contract
Waiting Period until next Partial Annuitization	[One Contract Year]
Minimum Partial Annuitization Amount	[$5,000]
Maximum Partial Annuitization Amount	[50% of Contract Value (immediately prior to processing the Partial Annuitization request)]

Misstatement of Age:

Interest rate charged on overpayments	[6%]
Interest rate credited to underpayments	[6%]

Interest rate applied for overpayments or underpayments will not exceed 6%.

ICC16-CS.I-FB	Page 3.3

1. Contract Specifications (continued)

A limited number of these Subaccounts will be available with the presence of Rider(s) specified in the Schedule of Benefits.

Fixed Account Options:
Fixed Dollar Cost Averaging Options	Fixed Interest Options:

Availability of Fixed Interest Options is subject to the presence of Rider(s) specified in the Schedule of Optional Benefits.

Minimum Guaranteed Interest Rate:	[1.00	%]

The minimum guaranteed interest rate for any Fixed Interest Option is determined as the lesser of (1) 3% and (2) the average over a 12-month period, rounded to the nearest 1/20th of 1%, of the 5-year constant maturity treasury rate reduced by 125 basis points, where the resulting interest rate is not less than 1%. This rate is set by the Company quarterly on January 1, April 1, July 1 and October 1. The rate shown above is the minimum guaranteed interest rate for the life of the Contract. The calculated guaranteed rate will never be lower than the minimum nonforfeiture rate.

ICC16-CS.I-FB	Page 3.4